Exhibit 99.1

Boise Inc. Investor Relations 1111 West Jefferson PO Box 990050 Boise, ID 83799-0050 T 208 384 7456 F 208 395 7400

News Release	For Immediate Release: March 2, 2011

Media Contact	Investor Relations Contact
Virginia Aulin – 208 384 7837	Jason Bowman – 208 384 7456

Boise Inc. reports financial results for fourth quarter and year-end 2010

BOISE, Idaho – Boise Inc. (NYSE: BZ) today reported net income of $26.2 million or $0.31 per diluted share for fourth quarter 2010 compared with net income of $55.7 million or $0.66 per diluted share for fourth quarter 2009. Net income for 2010 was $62.7 million or $0.75 per diluted share, compared with net income of $153.8 million or $1.85 per diluted share for 2009. Fourth quarter 2009 and full year 2009 results included benefits from alternative fuel mixture credits.

Net income excluding special items was $25.8 million or $0.31 per diluted share for fourth quarter 2010 and $76.8 million or $0.91 per diluted share for 2010. EBITDA excluding special items was $92.8 million for fourth quarter 2010 and $325.6 million for 2010.

FINANCIAL HIGHLIGHTS

(in millions, except per-share data)

	4Q 2010	4Q 2009	3Q 2010	2010	2009

Sales	$524.1	$490.3	$554.1	$2,093.8	$1,978.2
Net income	$26.2	$55.7	$35.9	$62.7	$153.8
Net income per diluted share	$0.31	$0.66	$0.43	$0.75	$1.85
Net income excluding special items (a)	$25.8	$4.2	$36.6	$76.8	$20.4
Net income excluding special items per diluted share (a)	$0.31	$0.05	$0.44	$0.91	$0.25
EBITDA (b)	$93.4	$84.3	$109.8	$302.6	$395.7
EBITDA excluding special items (b)	$92.8	$54.4	$110.9	$325.6	$232.1
Net total debt at period end (c)	$604.4	$736.5	$604.0	$604.4	$736.5

(a)	For reconciliation of net income to net income excluding special items, see “Summary Notes to Consolidated Financial Statements and Segment Information.”

(b)	For reconciliation of net income to EBITDA and EBITDA to EBITDA excluding special items, see “Summary Notes to Consolidated Financial Statements and Segment Information.”

(c)	For reconciliation of total debt to net total debt, see “Summary Notes to Consolidated Financial Statements and Segment Information.”

“I am pleased with our accomplishments in 2010” said Alexander Toeldte, president and chief executive officer of Boise Inc. “Our 2010 EBITDA excluding special items was the highest since our inception as a public company three years ago. During 2010, we improved our margins, generated $178 million in free cash flow1, and grew sales volumes of both our corrugated packaging products and packaging demand-driven and premium office papers 13% over 2009. This strong performance allowed us to reduce our net total debt by $132 million dollars and reward our shareholders by paying a $0.40 per share special dividend in December.

“Our success was driven by several factors, including solid operational performance, strong pricing in our core uncoated freesheet and corrugated packaging markets, and continuing variable and fixed cost reductions. Importantly, we also worked more safely, achieving record low incident rates across the company.

“On February 22, 2011, we announced the acquisition of Tharco Packaging, an important step in our strategy to profitably grow our packaging business and create value for our shareholders and customers. In the year ahead, we will continue our focus on creating shareholder value through well-performing operations, disciplined capital allocation, and targeted growth.”

Sales

Total sales for fourth quarter 2010 were $524.1 million, up $33.8 million, or 7%, from $490.3 million for fourth quarter 2009 and down $30.0 million from third quarter 2010 sales of $554.1 million.

Paper segment sales increased $6.8 million during fourth quarter 2010 compared with fourth quarter 2009 due primarily to increased sales prices. Packaging segment sales increased $29.9 million during fourth quarter 2010 compared with fourth quarter 2009 driven by higher sales prices for linerboard, newsprint, and corrugated products and increased sales volumes for corrugated products.

Full year 2010 sales were $2.1 billion, a 6% increase over 2009 sales of $2.0 billion. The increase was driven primarily by increased sales prices in both the Paper and Packaging segments and, to a lesser extent, by increased sales volumes in the Packaging segment.

Prices and Volumes

Uncoated freesheet net selling prices increased 7% in fourth quarter 2010 compared with fourth quarter 2009 and were flat compared with third quarter 2010. Full year net selling prices for uncoated freesheet improved 2% in 2010 compared with 2009. Total uncoated freesheet sales volumes were 291,000 tons during fourth quarter 2010, a decrease of 6% versus the prior year period and a decrease of 9% from third quarter 2010. Full year sales volumes of uncoated freesheet papers were 1.2 million tons in 2010, down 1% compared

[1]	Cash provided by operations less expenditures for property and equipment.

with 2009. Combined sales volumes of premium office, label and release, and flexible packaging papers represented 31% of our total 2010 uncoated freesheet sales volumes compared with 27% during 2009. This growth primarily displaced commodity paper products.

Corrugated container and sheet sales volumes improved 9% during fourth quarter 2010 compared with fourth quarter 2009, and full year 2010 sales volumes increased 13%, to 6.7 billion square feet, compared with 2009. These improved sales volumes were due primarily to increased sales of sheets from our sheet feeder plant in Texas as industrial markets in the area continued to improve. Corrugated container and sheet sales volumes decreased 3% from third quarter 2010 as a result of seasonal demand decline. Corrugated container and sheet prices increased 9% during fourth quarter 2010 compared with fourth quarter 2009 due to improved market conditions and pass-through of increased prices for linerboard and medium. Corrugated container and sheet prices were flat sequentially from third quarter 2010. Full year corrugated container and sheet prices decreased 2% in 2010 compared with 2009 driven primarily by an increased sales mix of corrugated sheets relative to corrugated containers.

Linerboard net selling prices to third parties increased 47% in fourth quarter 2010 compared with fourth quarter 2009 and improved 8% sequentially from third quarter 2010. Full year 2010 net selling prices to third parties increased 21% in 2010 compared with 2009. Linerboard sales volumes to third parties decreased 27% in fourth quarter 2010 from fourth quarter 2009 and decreased 11%, to 225,000 tons, in 2010 compared with 2009. The decreased sales volumes were due primarily to improved sales volumes in our corrugated container and sheet operations during those periods, which resulted in less linerboard available for sales to third parties. Linerboard sales volumes to third parties increased 27% sequentially from third quarter 2010. Total linerboard sales volumes in 2010, including linerboard utilized internally in our corrugated container and sheet operations, were 602,000 tons, an increase of 11% compared with 2009.

Input Costs

Total fiber, energy, and chemical costs for fourth quarter 2010 were $209.2 million, an increase of $4.2 million, or 2%, compared with costs of $205.0 million for fourth quarter 2009. The increase was driven primarily by increased purchased pulp prices in our Paper segment. Full year 2010 fiber, energy, and chemical costs totaled $878.4 million, an increase of $78.1 million, or 10%, from costs of $800.3 million for 2009.

INPUT COST SUMMARY

(in millions)

	4Q 2010	4Q 2009	3Q 2010	2010	2009

Fiber	$110.0	$106.5	$119.1	$461.8	$401.1
Energy	47.8	45.7	52.4	211.7	188.9
Chemicals	51.4	52.8	54.6	204.9	210.3

Total	$209.2	$205.0	$226.1	$878.4	$800.3

Total fiber costs during fourth quarter 2010 were $110.0 million, an increase of $3.5 million, or 3%, from $106.5 million incurred in fourth quarter 2009. Full year 2010 fiber costs were $461.8 million, an increase of $60.7 million, or 15%, from costs of $401.1 million for 2009. Increases in both periods were due to higher purchased pulp and recycled fiber prices in our Paper segment and increased consumption of fiber as a result of increased overall production. Fiber costs in fourth quarter 2010 decreased $9.1 million, or 8%, compared with $119.1 million in third quarter 2010.

Energy costs in fourth quarter 2010 were $47.8 million, an increase of $2.1 million, or 5%, compared with $45.7 million in fourth quarter 2009. This was driven primarily by higher electrical rates in our Packaging segment compared with fourth quarter 2009. These rates declined sequentially from third quarter 2010; accordingly, energy costs in fourth quarter 2010 decreased $4.6 million, or 9%, from $52.4 million in third quarter 2010. Full year 2010 energy costs were $211.7 million, an increase of $22.8 million, or 12%, from costs of $188.9 million in 2009. This was driven primarily by higher electrical rates in our Packaging segment and increased consumption as a result of increased production.

Chemical costs in fourth quarter 2010 were $51.4 million, a decrease of $1.4 million, or 3%, compared with $52.8 million in fourth quarter 2009, and down $3.2 million, or 6%, from third quarter 2010 due primarily to reduced consumption of higher cost commodity chemicals. Full year 2010 chemical costs were $204.9 million, a decrease of $5.4 million, or 3%, from costs of $210.3 million in 2009 as a result of a more favorable chemical mix, which reduced consumption of some higher cost commodity chemicals.

Tharco Packaging Acquisition

On February 21, 2011, our wholly owned subsidiary, Boise Paper Holdings, L.L.C., entered into a Stock Purchase Agreement (the Agreement) to purchase all of the outstanding stock of Tharco Packaging, Inc., for $200 million of cash consideration, subject to adjustments set forth in the Agreement. This acquisition, which closed on March 1, 2011, expands our presence in packaging markets; extends our geographical reach from the Pacific Northwest to California, Colorado, Arizona, and Georgia; and increases our containerboard integration to over 85% from approximately 70%. We obtained appropriate consents from our lenders to enable the acquisition under our Credit Facilities.

Webcast and Conference Call

Boise Inc. will host a webcast and conference call on Wednesday, March 2, 2011, at 11:00 a.m. ET, at which time we will review the company’s recent performance. To participate in the conference call, dial 866-841-1001 (international callers should dial 832-445-1689). The webcast may be accessed through Boise’s Internet site and will be archived for one year following the call. Go to www.BoiseInc.com and click on the link to the webcast under Webcasts & Presentations on the Investors drop-down menu.

A replay of the conference call will be available in Webcasts & Presentations from March 2 at 2:00 p.m. ET through April 2 at 11:45 p.m. ET. Playback numbers are 800-642-1687 for U.S. callers and 706-645-9291 for international callers. The passcode is 45469310.

About Boise Inc.

Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures packaging products and papers including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.

Forward-Looking Statements

This news release contains statements that are “forward looking” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements in this release include those regarding the anticipated closing date of our announced transaction with Tharco, the expected magnitude and timing of synergies to be derived from the transaction, and our expectations regarding the effect of this acquisition on earnings. These statements involve risks and uncertainties, including some that are outside our control. Unexpected delays, reactions by customers, suppliers, employees, or competitors, and general economic, competitive, and regulatory factors may cause actual results to differ materially from those expressed in the forward-looking statements. For further information about the risks and uncertainties associated with our business, please refer to our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

Boise Inc.

Consolidated Statements of Income

(unaudited, dollars and shares in thousands, except per-share data)

	Three Months Ended
	December 31		September 30,
	2010	2009	2010
Sales
Trade	$517,764	$481,853	$543,505
Related parties	6,292	8,422	10,550

	524,056	490,275	554,055

Costs and expenses
Materials, labor, and other operating expenses	393,113	395,455	412,847
Fiber costs from related parties	5,355	11,897	4,905
Depreciation, amortization, and depletion	33,071	33,720	32,457
Selling and distribution expenses	16,235	14,130	13,884
General and administrative expenses	15,651	14,373	12,594
St. Helens mill restructuring	252	(378)	234
Alternative fuel mixture credits, net	—	(72,698)	—
Other (income) expense, net	199	(378)	148

	463,876	396,121	477,069

Income from operations	60,180	94,154	76,986

Foreign exchange gain (loss)	140	563	386
Change in fair value of interest rate derivatives	—	(52)	(1)
Loss on extinguishment of debt	—	(44,102)	—
Interest expense	(16,073)	(18,284)	(16,099)
Interest income	103	92	105

	(15,830)	(61,783)	(15,609)

Income before income taxes	44,350	32,371	61,377
Income tax (provision) benefit	(18,164)	23,349	(25,454)

Net income	$26,186	$55,720	$35,923

Weighted average common shares outstanding:
Basic	80,744	79,131	80,664
Diluted	84,157	84,232	84,082

Net income per common share:
Basic	$0.32	$0.70	$0.45
Diluted	$0.31	$0.66	$0.43

Segment Information

(unaudited, dollars in thousands)

	Three Months Ended
	December 31		September 30,
	2010	2009	2010
Segment sales
Paper	$352,444	$345,602	$388,193
Packaging	180,483	150,574	177,094
Intersegment eliminations and other	(8,871)	(5,901)	(11,232)

	$524,056	$490,275	$554,055

Segment income (loss)
Paper (1)	$38,975	$75,112	$56,884
Packaging (1)	28,923	23,344	24,758
Corporate and Other (1)	(7,578)	(3,739)	(4,270)

	60,320	94,717	77,372

Change in fair value of interest rate derivatives	—	(52)	(1)
Loss on extinguishment of debt	—	(44,102)	—
Interest expense	(16,073)	(18,284)	(16,099)
Interest income	103	92	105

Income before income taxes	$44,350	$32,371	$61,377

EBITDA (3)
Paper (1)	$61,264	$96,637	$78,787
Packaging (1)	38,605	34,466	34,357
Corporate and Other (1) (2)	(6,478)	(46,768)	(3,315)

	$93,391	$84,335	$109,829

(1)	For the three months ended December 31, 2009, Segment income (loss) was $25.0 million in the Paper segment, $1.1 million in the Packaging segment, and $(4.1) million in the Corporate and Other segment, excluding $50.1 million of income, $22.2 million of income, and $0.4 million of income relating to alternative fuel mixture credits recognized in each segment, respectively. EBITDA excluding alternative fuel mixture credits during the same time period was $46.6 million in the Paper segment, $12.2 million in the Packaging segment, and $(47.1) million in the Corporate and Other segment. Alternative fuel mixture credits are net of fees and expenses and before taxes.

(2)	The three months ended December 31, 2009, includes $44.1 million of loss on extinguishment of debt.

(3)	See Summary Notes to Consolidated Financial Statements and Segment Information for a reconciliation of our EBITDA to net income.

Boise Inc.

Consolidated Statements of Income

(dollars and shares in thousands, except per-share data)

	Year Ended December 31
	2010	2009
Sales
Trade	$2,058,132	$1,935,410
Related parties	35,645	42,782

	2,093,777	1,978,192

Costs and expenses
Materials, labor, and other operating expenses	1,634,039	1,596,214
Fiber costs from related parties	25,259	36,858
Depreciation, amortization, and depletion	129,926	131,500
Selling and distribution expenses	58,107	55,524
General and administrative expenses	52,273	50,250
St. Helens mill restructuring	180	5,805
Alternative fuel mixture credits, net	—	(207,607)
Other (income) expense, net	33	4,005

	1,899,817	1,672,549

Income from operations	193,960	305,643

Foreign exchange gain (loss)	890	2,639
Change in fair value of interest rate derivatives	(43)	568
Loss on extinguishment of debt	(22,225)	(44,102)
Interest expense	(64,782)	(83,263)
Interest income	306	367

	(85,854)	(123,791)

Income before income taxes	108,106	181,852
Income tax provision	(45,372)	(28,010)

Net income	$62,734	$153,842

Weighted average common shares outstanding:
Basic	80,461	78,355
Diluted	84,131	83,081

Net income per common share:
Basic	$0.78	$1.96
Diluted	$0.75	$1.85

Segment Information

(dollars in thousands)

	Year Ended December 31
	2010	2009
Segment sales
Paper	$1,458,325	$1,419,961
Packaging	671,874	588,405
Intersegment eliminations and other	(36,422)	(30,174)

	$2,093,777	$1,978,192

Segment income (loss)
Paper (1)	$151,510	$262,665
Packaging (1)	65,016	67,089
Corporate and Other (1)	(21,676)	(21,472)

	194,850	308,282

Change in fair value of interest rate derivatives	(43)	568
Loss on extinguishment of debt	(22,225)	(44,102)
Interest expense	(64,782)	(83,263)
Interest income	306	367

Income before income taxes	$108,106	$181,852

EBITDA (3)
Paper (1)	$238,869	$347,806
Packaging (1)	103,572	109,321
Corporate and Other (1) (2)	(39,890)	(61,447)

	$302,551	$395,680

(1)	For the year ended December 31, 2009, Segment income (loss) was $112.7 million in the Paper segment, $5.5 million in the Packaging segment, and $(17.5) million in the Corporate and Other segment, excluding $149.9 million of income, $61.6 million of income, and $3.9 million of expense relating to alternative fuel mixture credits recognized in each segment, respectively. EBITDA excluding alternative fuel mixture credits during the same time period was $197.9 million in the Paper segment, $47.7 million in the Packaging segment, and $(57.5) million in the Corporate and Other segment. Alternative fuel mixture credits are net of fees and expenses and before taxes.

(2)	The years ended December 31, 2010 and 2009, included $22.2 million and $44.1 million, respectively, of loss on extinguishment of debt.

(3)	See Summary Notes to Consolidated Financial Statements and Segment Information for a reconciliation of our EBITDA to net income.

Boise Inc.

Consolidated Balance Sheets

(dollars in thousands)

	December 31
	2010	2009
ASSETS

Current
Cash and cash equivalents	$166,833	$69,393
Short-term investments	10,621	10,023
Receivables
Trade, less allowances of $603 and $839	188,588	185,110
Related parties	1	2,056
Other (1)	3,839	62,410
Inventories	261,471	252,173
Deferred income taxes	16,658	—
Prepaid and other	5,214	4,819
	653,225	585,984

Property
Property and equipment, net	1,199,035	1,205,679
Fiber farms and deposits	18,285	17,094
	1,217,320	1,222,773

Deferred financing costs	30,396	47,369
Intangible assets, net	29,605	32,358
Other assets	8,444	7,306
Total assets	$1,938,990	$1,895,790

(1)	December 31, 2009, included a $56.6 million receivable for alternative fuel mixture credits. This amount was collected during first quarter 2010.

Boise Inc.

Consolidated Balance Sheets (continued)

(dollars and shares in thousands, except per-share data)

	December 31
	2010	2009
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Current portion of long-term debt	$43,750	$30,711
Income taxes payable	82	240
Accounts payable
Trade	178,923	172,518
Related parties	291	2,598
Accrued liabilities
Compensation and benefits	54,574	67,948
Interest payable	10,535	4,946
Other	16,123	23,735

	304,278	302,696

Debt
Long-term debt, less current portion	738,081	785,216

Other
Deferred income taxes	88,200	32,253
Compensation and benefits	121,318	123,889
Other long-term liabilities	40,278	30,801

	249,796	186,943

Commitments and contingent liabilities

Stockholders’ equity
Preferred stock, $.0001 par value per share:	—	—
1,000 shares authorized; none issued
Common stock, $.0001 par value per share:	8	8
250,000 shares authorized; 84,845 shares and 84,419 shares issued and outstanding
Additional paid-in capital	581,442	578,669
Accumulated other comprehensive income (loss)	(78,822)	(71,553)
Retained earnings	144,207	113,811

Total stockholders’ equity	646,835	620,935

Total liabilities and stockholders’ equity	$1,938,990	$1,895,790

Boise Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

	Year Ended December 31
	2010	2009
Cash provided by (used for) operations
Net income	$62,734	$153,842
Items in net income not using (providing) cash
Depreciation, depletion, and amortization of deferred financing costs and other	137,495	144,079
Share-based compensation expense	3,733	3,518
Notes payable interest expense	—	9,000
Pension and other postretirement benefit expense	9,537	7,376
Deferred income taxes	38,884	27,709
Change in fair value of energy derivatives	609	(5,877)
Change in fair value of interest rate derivatives	43	(568)
(Gain) loss on sales of assets, net	312	514
Other	(869)	(2,639)
Loss on extinguishment of debt	22,225	44,102
Decrease (increase) in working capital, net of acquisitions
Receivables	57,255	(18,579)
Inventories	(17,120)	83,037
Prepaid expenses	4,690	1,470
Accounts payable and accrued liabilities	(6,690)	25,710
Current and deferred income taxes	5,585	(372)
Pension and other postretirement benefit payments	(25,637)	(13,001)
Other	(3,005)	(609)

Cash provided by (used for) operations	289,781	458,712

Cash provided by (used for) investment
Acquisitions of businesses and facilities	—	(543)
Expenditures for property and equipment	(111,619)	(77,145)
Purchases of short-term investments	(25,336)	(21,643)
Maturities of short-term investments	24,744	11,615
Sales of assets	717	1,031
Other	2,224	2,168

Cash provided by (used for) investment	(109,270)	(84,517)

Cash provided by (used for) financing
Issuances of long-term debt	300,000	310,000
Payments of long-term debt	(334,096)	(531,523)
Extinguishment of debt	—	(39,717)
Payments of notes payable	—	(52,924)
Payments of deferred financing fees	(12,003)	(13,156)
Exercise of warrants	638	—
Payments of special dividend	(32,276)	—
Other	(5,334)	—

Cash provided by (used for) financing	(83,071)	(327,320)

Increase in cash and cash equivalents	97,440	46,875

Balance at beginning of the period	69,393	22,518

Balance at end of the period	$166,833	$69,393

Summary Notes to Consolidated Financial Statements and Segment Information

The Consolidated Statements of Income, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company’s 2010 Annual Report on Form 10-K, as well as other reports the Company files with the SEC. Net income for all periods presented involved estimates and accruals.

Boise Inc. operates its business in three reportable segments: Paper, Packaging, and Corporate and Other (support services). Boise Inc. manufactures and sells a range of papers, including communication-based papers, packaging demand-driven papers, and market pulp. Boise Inc. also manufactures and sells corrugated containers and sheets as well as linerboard and newsprint.

This release contains several financial measures that are not measures under U.S. generally accepted accounting principles (GAAP). These measures include EBITDA, EBITDA excluding special items, net income excluding special items, net total debt, and other similar measures. Management uses these measures to evaluate ongoing operations and believes they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The following tables reconcile these non-GAAP measures with the most directly comparable GAAP measures.

EBITDA represents income before interest (change in fair value of interest rate derivatives, interest expense, and interest income), income taxes, and depreciation, amortization, and depletion. The following table reconciles net income to EBITDA for the three months ended December 31, 2010 and 2009, and the three months ended September 30, 2010 (unaudited, dollars in thousands):

	Three Months Ended
	December 31		September 30,
	2010	2009	2010

Net income	$26,186	$55,720	$35,923
Change in fair value of interest rate derivatives	—	52	1
Interest expense	16,073	18,284	16,099
Interest income	(103)	(92)	(105)
Income tax provision (benefit)	18,164	(23,349)	25,454
Depreciation, amortization, and depletion	33,071	33,720	32,457

EBITDA	$93,391	$84,335	$109,829

The following table reconciles net income to EBITDA for the years ended December 31, 2010 and 2009 (dollars in thousands):

	Year Ended December 31
	2010	2009

Net income	$62,734	$153,842
Change in fair value of interest rate derivatives	43	(568)
Interest expense	64,782	83,263
Interest income	(306)	(367)
Income tax provision	45,372	28,010
Depreciation, amortization, and depletion	129,926	131,500

EBITDA	$302,551	$395,680

The following table reconciles segment income (loss) and EBITDA to EBITDA excluding special items for the three months ended December 31, 2010 and 2009, and the three months ended September 30, 2010 (unaudited, dollars in thousands):

	Three Months Ended
	December 31		September 30,
	2010	2009	2010
Paper
Segment income	$38,975	$75,112	$56,884
Depreciation, amortization, and depletion	22,289	21,525	21,903

EBITDA	$61,264	$96,637	$78,787

St. Helens mill restructuring	252	(378)	234
Change in fair value of energy hedges	(754)	(835)	742
Alternative fuel mixture credits, net	—	(50,087)	—

EBITDA excluding special items	$60,762	$45,337	$79,763

Packaging
Segment income	$28,923	$23,344	$24,758
Depreciation, amortization, and depletion	9,682	11,122	9,599

EBITDA	$38,605	$34,466	$34,357

Change in fair value of energy hedges	(139)	(141)	143
Alternative fuel mixture credits, net	—	(22,256)	—

EBITDA excluding special items	$38,466	$12,069	$34,500

Corporate and Other
Segment loss	$(7,578)	$(3,739)	$(4,270)
Depreciation, amortization, and depletion	1,100	1,073	955
Loss on extinguishment of debt	—	(44,102)	—

EBITDA	$(6,478)	$(46,768)	$(3,315)

Alternative fuel mixture credits, net	—	(355)	—
Loss on extinguishment of debt	—	44,102	—

EBITDA excluding special items	$(6,478)	$(3,021)	$(3,315)

EBITDA	$93,391	$84,335	$109,829

EBITDA excluding special items	$92,750	$54,385	$110,948

The following table reconciles segment income (loss) and EBITDA to EBITDA excluding special items for the years ended December 31, 2010 and 2009 (dollars in thousands):

	Year Ended December 31
	2010	2009
Paper
Segment income	$151,510	$262,665
Depreciation, amortization, and depletion	87,359	85,141

EBITDA	$238,869	$347,806

St. Helens mill restructuring	180	5,805
Change in fair value of energy hedges	509	(4,748)
Alternative fuel mixture credits, net	—	(149,948)

EBITDA excluding special items	$239,558	$198,915

Packaging
Segment income	$65,016	$67,089
Depreciation, amortization, and depletion	38,556	42,232

EBITDA	$103,572	$109,321

Change in fair value of energy hedges	100	(1,129)
Alternative fuel mixture credits, net	—	(61,592)

EBITDA excluding special items	$103,672	$46,600

Corporate and Other
Segment loss	$(21,676)	$(21,472)
Depreciation, amortization, and depletion	4,011	4,127
Loss on extinguishment of debt	(22,225)	(44,102)

EBITDA	$(39,890)	$(61,447)

Alternative fuel mixture credits, net	—	3,933
Loss on extinguishment of debt	22,225	44,102

EBITDA excluding special items	$(17,665)	$(13,412)

EBITDA	$302,551	$395,680

EBITDA excluding special items	$325,565	$232,103

The following tables reconcile net income to net income excluding special items and presents net income excluding special items per diluted share for the three months ended December 31, 2010 and 2009, the three months ended September 30, 2010, and the years ended December 31, 2010 and 2009 (quarterly period unaudited, dollars and shares in thousands):

	Three Months Ended			Year Ended
	December 31		September 30, 2010	December 31
	2010	2009		2010	2009

Net income	$26,186	$55,720	$35,923	$62,734	$153,842
St. Helens mill restructuring	252	(378)	234	180	5,805
Change in fair value of energy hedges	(892)	(976)	885	609	(5,877)
Alternative fuel mixture credits, net	—	(72,698)	—	—	(207,607)
Loss on extinguishment of debt	—	44,102	—	22,225	44,102
Tax benefit (provision) for special items (a)	248	11,591	(433)	(8,906)	63,304
Reversal of income tax valuation allowances	—	(33,180)	—	—	(33,180)

Net income excluding special items	$25,794	$4,181	$36,609	$76,842	$20,389

Weighted average common shares outstanding: diluted	84,157	84,232	84,082	84,131	83,081
Net income excluding special items per diluted share	$0.31	$0.05	$0.44	$0.91	$0.25

(a)	Special items are tax effected in the aggregate at an assumed combined federal and state statutory rate of 38.7%.

The following table reconciles total debt to net total debt as of December 31, 2010 and 2009, and September 30, 2010 (interim period unaudited, dollars in thousands):

	December 31		September 30, 2010
	2010	2009

Current portion of long-term debt	$43,750	$30,711	$37,500
Long-term debt, less current portion	738,081	785,216	750,581

Total debt	781,831	815,927	788,081
Less cash and cash equivalents and short-term investments	(177,454)	(79,416)	(184,063)

Net total debt	$604,377	$736,511	$604,018